Exhibit 99.1

Mateon Therapeutics to fund observational studies of Artemisinin in developing countries.

Agoura Hills, California, July 13, 2020 (GLOBE NEWSWIRE) – Mateon Therapeutics (OTCQB: MATN), a leading developer of TGF-β therapeutics, announced today that it will fund observational studies for Artemisinin, an herbal supplement, that demonstrated potent in vitro activity against SARS-CoV-2, the COVID-19 virus. By collecting data from multiple clinical observational studies globally, the company expects to establish Artemisinin efficacy against COVID-19 as an affordable front-line treatment for this pandemic in low resources countries.

The company is inviting nonprofits such as non-government organizations to participate in this trial if they have the logistics to participate in observational trials and to distribute the Artemisinin in their home countries. The trial is expected to accrue a minimum of 3,000 patients.

Artemisinin is derived from an abundantly grown herb Artemisia annua L. (Sweet wormwood) and has been used medicinally to treat fevers for centuries in eastern countries. Like other potential COVID-19 therapeutic agents, the efficacy of Artemisinin remains to be tested in well-controlled and sufficiently powered clinical trials. However, given the known safety profile and the widespread use of Artemisinin, the company anticipates that it can be used as frontline therapy in countries with less developed healthcare systems.

Previously, the company’s in vitro laboratory tests revealed that Artemisinin is highly potent at inhibiting the ability of the COVID-19 virus to multiply, similar to Remdesivir while also having an excellent safety index. The reported results indicated that Artemisinin had an EC50 = 0.45 ug/ml and Safety Index = 140.

“Our motivation to mount a global humanitarian effort to save lives has already engaged several nonprofits and we look forward to accepting new organizations so we can address this pandemic together.” Said Saran Saund, CBO, Mateon Therapeutics. “This extract from the plant Artemisia annua has been used for centuries in Indian and Chinese traditional medicines and is therefore extremely safe. If proven effective, Artemisinin could be easily deployed inexpensively given its abundant supply. Our motivation is to mount a global humanitarian effort to save lives.”

By targeting the host protein TGF-beta that is essential for virus replication, Artemisinin may avoid future drug resistance mutations associated with the virus. By downregulating TGF-beta, it can act as both an anti-viral and anti-lung damage agent. This potential mechanism of action is similar to the company’s leading drug candidate OT-101 which is also being developed to target the COVID-19 virus.

About Artemisinin

Artemisinin can target multiple viral threats including COVID-19 by suppressing both viral replication and clinical symptoms that arises from viral infection. Viral replication cannot occur without TGF-β. Artemisinin, purified from an herb (Artemisia annua), is able to inhibit TGF-β activity and is able to neutralize SARS-CoV-2 (COVID-19) in vitro at an EC50 of 0.45 ug/ml (Mateon’s test result at Utah State University), and a Safety Index of 140, which is better than remdesivir and chloroquine. Artemisinin also has been reported to have antiviral activities against hepatitis B and C viruses, human herpes viruses, HIV-1, influenza virus A, and a bovine viral diarrhea virus in the low micromolar range. TGF-β surge and cytokine storm cannot occur without TGF-β. Clinical consequences related to the TGF-β surge, including ARDS and cytokine storm, are suppressed by targeting TGF-β with Artemisinin. Indeed, TGF-β knockout mice that are genetically TGF-β deficient, have been shown to be resistant to the influenza virus. In the clinic, artemisinin exhibits early efficacy signals against COVID19. To date 25 effective cases have been reported, with an average time of negative nucleic acid conversion of 4 days, and a negative conversion rate of 10 days after nucleic acid detection reached 96%. No serious adverse reactions were seen. After treatment, the patient’s chest image examination showed that the inflammation in the lungs was relieved and the symptoms were significantly improved. Because it targets a host protein- TGF-β that plays a pivotal role in ARDS pathophysiology (and not a virus-intrinsic target), Artemisinin does not promote the development of drug-resistant viral mutations.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF beta RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. Mateon has rare pediatric designation for DIPG (CA4P) and melanoma (CA4P). For more information, please visit www.oncotelic.com and www.mateon.com.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com